EXHIBIT 12

Weyerhaeuser Company and Subsidiaries

Computation of Ratios of Earnings to Fixed Charges

For the thirty-nine week periods ended September 28, 2008 and September 30, 2007

(Dollar amounts in millions)

	THIRTY-NINE WEEKS ENDED
	SEPTEMBER 28, 2008	SEPTEMBER 30, 2007
Available earnings:
Earnings (loss) from continuing operations before interest expense, amortization of debt expense and income taxes	$(832)	$213
Add: interest portion of rental expense	33	31
Deduct: undistributed earnings of equity affiliates and minority interest in income of subsidiaries	130	(20)

Available earnings (loss)	$(669)	$224

Fixed charges:
Interest expense incurred:
Weyerhaeuser Company and subsidiaries, excluding Weyerhaeuser Real Estate Company and other related subsidiaries	379	433
Weyerhaeuser Real Estate Company and other related subsidiaries	43	47

Subtotal	422	480
Less: intercompany interest	(7)	(3)

Total interest expense incurred	415	477
Amortization of debt expense	5	7
Interest portion of rental expense	33	31

Total fixed charges	$453	$515

Ratio of earnings to fixed charges	—	—

Coverage deficiency	$1,122	$291

Weyerhaeuser Company with its Weyerhaeuser Real Estate Company and Other Related Subsidiaries

Accounted for on the Equity Method, but Excluding the Undistributed Earnings of Those Subsidiaries

Computation of Ratios of Earnings to Fixed Charges

For the thirty-nine week period September 28, 2008 and September 30, 2007

(Dollar amounts in millions)

	THIRTY-NINE WEEKS ENDED
	SEPTEMBER 28, 2008	SEPTEMBER 30, 2007
Available earnings:
Earnings (loss) from continuing operations before interest expense, amortization of debt expense and income taxes	$(861)	$180
Add: interest portion of rental expense	26	24
Deduct: undistributed earnings of equity affiliates and minority interest in income of subsidiaries	47	14
Deduct: undistributed earnings before income taxes of Weyerhaeuser Real Estate Company and other related subsidiaries	727	(182)

Available earnings (loss)	$(61)	$36

Fixed charges:
Interest expense incurred	379	433
Amortization of debt expense	5	7
Interest portion of rental expense	26	24

Total fixed charges	$410	$464

Ratio of earnings to fixed charges	—	—

Coverage deficiency	$471	$428